CONTINGENT CONSIDERATION AGREEMENT

This Contingent Consideration Agreement (this “Agreement”) is entered into as of October 31, 2014, by and among PDI, Inc., a Delaware corporation (“PDI”), Interpace Diagnostics, LLC, a Delaware limited liability company (“Parent”), and RedPath Equityholder Representative, LLC, a Delaware limited liability company, solely in its capacity as Equityholder Representative (the “Equityholder Representative”).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into by PDI, Parent, RedPath Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), RedPath Integrated Pathology, Inc., a Delaware corporation (the “Company”), and Equityholder Representative as of October 31, 2014, the Company plans to merge with Merger Sub with the Company continuing in existence as the surviving corporation (the “Surviving Corporation”);
WHEREAS, pursuant to the Merger Agreement, the execution and delivery of this Agreement is a condition precedent to the consummation of the Transactions; and
WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of the promises and of the covenants and provisions contained herein, the parties hereby agree as follows:
I.Future Payments.

(a)    Future Payments. PDI and Parent (collectively, the “PDI Parties”), jointly and severally, promise to pay that portion of the Future Payments, if any, set forth in the “Future Payments” column in the “Milestone Table” upon achievement of the applicable milestone set forth in the column labeled “Milestone” and on the same row as the applicable Future Payment.

Milestone Table

Milestones	Future Payments
Upon acceptance by a mutually-agreed high quality journal that is peer-reviewed, refereed, listed in PubMed Index and not pay to be published article related to Pathfinder TG for the management of Barrett’s esophagus. The Company typically refers to this study as the “20/40 Progressor Study”.

500,000 shares of Common Stock issued as of the later of the Closing or date of completion of milestone at then current price. PDI Common Stock shall be issued to Equityholders in accordance with the Future Payment Allocation Schedule, as directed by the Equityholders Representative, in accordance with the terms of the Merger Agreement.

Upon “Commercial Launch of Pathfinder TG for the management of Barrett’s esophagus”. “Commercial Launch of Pathfinder TG for the management of Barrett’s esophagus” shall mean the commercial sale of Pathfinder TG for Barrett’s Esophagus to a gastroenterologist or pathologist in a clinical setting.

500,000 shares of Common Stock issued as of the later of the Closing or date of completion of milestone at then current price. PDI Common Stock shall be issued to Equityholders in accordance with the Future Payment Allocation Schedule, as directed by the Equityholders Representative, in accordance with the terms of the Merger Agreement.

Upon first achievement of $14 million in calendar year annual Net Sales from Pathfinder TG for Barrett’s esophagus	$5 million in cash to be paid within 90 days of the end of the calendar year in which $14 million in Net Sales from Pathfinder TG for Barrett’s esophagus is achieved.
Upon first achievement of $37 million in calendar year annual Net Sales from all Company Products	$5 million in cash to be paid within 90 days of end of calendar year in which $37 million in Net Sales from Company Products is achieved.

Future revenue based payments (“Future Revenue Based Payments”) calculations per calendar year for Pathfinder TG - Pancreas, starting in 2015 and continuing for ten years. Through 2017, all Future Revenue Based Payments will be paid within 90 days of the end of the calendar year in which Future Revenue Based Payments are earned. Subsequent to 2017, Future Revenue Based Payments will be paid quarterly, 45 days in arrears.

For Pathfinder TG - Pancreas:
0% on annual Net Sales of Pathfinder TG - Pancreas up to $12 million
6.5% on annual Net Sales of Pathfinder TG - Pancreas over $12 million
(Example: $35 million on annual Net Sales of Pathfinder TG - Pancreas pays $1.495 million Future Revenue Based Payments)

Future Revenue Based Payments calculations per calendar year for Pathfinder TG - Barrett’s esophagus, starting the year of launch if launched in first half of year or year subsequent to launch if launched in second half of year and continuing for ten years. Through 2017, all Future Revenue Based Payments will be paid within 90 days of the end of the calendar year in which Future Revenue Based Payments are earned. Subsequent to 2017, Future Revenue Based Payments will be paid quarterly, 45 days in arrears.

For Pathfinder TG - Barrett’s esophagus:
10% on annual Net Sales of Pathfinder TG - Barrett’s Esophagus up to $30 million
20% on annual Net Sales of Pathfinder TG - Barrett’s Esophagus over $30 million
(Example: $40 million on annual Net Sales of Pathfinder TG - Barrett’s esophagus pays $5 million Future Revenue Based Payments).

(b)    In the event PDI, Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and following such consolidation or merger, the stockholders of PDI immediately prior to such consolidation or merger do not possess, directly or indirectly through one or more intermediaries, the power to direct or cause the direction of the management and policies of the surviving entity, whether through ownership of voting securities, by contract or otherwise, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person who is not an Affiliate of PDI immediately prior to the transfer or conveyance or does not become controlled (as defined in the Merger Agreement) by PDI in connection with such transfer or conveyance, then, and in each such case, to the extent necessary, (A) proper provision shall be made to the extent not otherwise effected by operation of law so that the successors of PDI or Parent, as the case may be, assume the payment obligations of PDI or Parent, as the case may be, set forth in this Agreement, and (B) if such event occurs within 18 months after the Closing Date, PDI and Parent agree that any Future Payments that are contemplated to be paid in PDI Common Stock that have not previously been paid shall be deemed earned as of the date of such transaction and PDI shall immediately issue such shares of PDI Common Stock in accordance with the terms of the Merger Agreement.

(c)    “Company Products” means the products specified in clauses (i) and (ii):

(i)Non-Molecular: The Company’s assays for CEA and Amylase when used for analyzing pancreatic cyst lesions and currently marketed as of the Effective Time.

(ii)Molecular - all of the following products:

(1)mirInform® Pancreas - The microRNA pancreas test that assays for miR-135b, miR-196a, miR-24, miR-130b and miR-148a that Parent acquired from Asuragen, Inc. under an Asset Purchase Agreement dated as of August 13, 2014.

(2)“PathFinder TG - Barrett’s Esophagus” - The Company’s assay used to measures the presence and extent of genomic instability in samples from the esophagus which correlates with risk of progression to cancer and that uses the Company’s Pathfinder TG technology platform.

(3)“Pathfinder TG - Pancreas” - An assay performed on pancreatic cyst fluid to discriminate among non-neoplastic (pseudocyst), benign/nonprogressive (serous cystadenoma), benign/potentially progressive (mucinous neoplasia) and aggressive mucinous neoplastic disease that uses the Company’s Pathfinder TG technology platform and is currently marketed as of the Effective Time.

(4)Any of the following assays performed by the Company prior to the Effective Date using its technologies and then performed by the Surviving Corporation after the Effective Date: (I) an assay that uses pancreatic cyst fluid or solid specimen sampling for discrimination between indolent/non-metastatic endocrine tumor formation versus aggressive/metastatic endocrine cancer formation; (II) an assay that uses pancreatic needle aspiration of solid lesions for discrimination between non-neoplastic disease (pancreatitis) from pancreatic cancer; (III) an assay that uses pancreaticobiliary brush specimens and cytology for discrimination between non-neoplastic disease (benign stricture formation) versus pancreatic/bile duct cancer; (IV) an assay that uses pancreatobiliary brushings to follow stricture behavior over time in sclerosing cholangitis; (V) an assay that uses comparative mutational profiling to differentiate multifocal de novo cancer formation versus intra-organ spread of one cancer; (VI) an assay that uses comparative mutational profiling to identify new organ cancer formation in patients with antecedent cancer; (VII) an assay that uses comparative mutational profiling to differentiate cytologic atypia as representing cancer spread in patients with antecedent or synchronous cancer from reactive cytologic atypia or non-neoplastic cells; (VIII) an assay that uses comparative mutational profiling to define the primary site of cancer formation in relationship to multiple sites of metastatic spread; (IX) an assay that uses comparative mutational profiling to differentiate local recurrence of cancer versus new primary cancer formation; (X) an assay marketed using the Pathfinder TG mark that uses comparative mutational profiling for improved histopathologic classification (low grade versus high grade status), differentiation of reactive gliosis from glioma and better individual patient prediction of treatment responsiveness based on 1p/19q status that the Company; (XI) an assay of the Company marketed under the ToxFinder TG mark that uses comparative mutational profiling to discriminate between sporadic cancer formations versus cancer formation associated with genotoxic compound exposure; and (XII) an assay that resolves the origin of tissue/cytology specimens.

(d)    “Net Sales” means, with respect to a particular Company Product for any period, the gross amount invoiced by the Surviving Corporation or any of its Affiliates for any Qualifying Services anywhere in the world (collectively, the “Invoiced Sales”), less deductions for: (i) normal and customary trade, quantity and cash discounts and sales returns and allowances, including those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, chargebacks and amounts for which collectability is not reasonably assured; (ii) freight, postage, shipping and insurance expenses to the extent that such items are included in the Invoiced Sales; (iii) customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales; (iv) rebates and similar payments made with respect to sales paid for by any governmental authority such as Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; and (v) in the case where the invoicing company does not have a reimbursement contract with the payor, the difference between the dollar amount of the Invoiced Sales invoiced by the invoicing company to such payor and the amount actually collected by the invoicing company from such Invoiced Sales. Net Sales shall be calculated in accordance with GAAP, as applied in PDI’s or its Affiliates’ publicly filed financial statements; provided that in the case of Qualifying Sales that are invoiced to third party payors such as insurance companies, the Invoiced Sales shall be deemed to occur (1) in the case where the invoicing company has a reimbursement contract with such third party payor, at the time that the invoice has been sent by the invoicing company for payment, and (2) in the case where the invoicing company does not have a reimbursement contract with such third party payor, at the time that the invoicing company collects payment from the third party and in which case Net Sales on such Qualifying Service shall equal the amount collected by the invoicing company less the deductions described in clauses (i) through (iv).

(e)    “Qualifying Service” means in respect of a particular Company Product, the use by the Surviving Corporation or any of its Affiliates of such Company Product to perform diagnostic testing services on behalf of or for any Third Party anywhere in the world.

(f)    Timing and Manner of Future Payments. The PDI Parties shall pay and deliver to the Equityholder Representative, the Future Payments, if any, that are due to the Equityholders in accordance with the instructions set forth on Exhibit A hereto; provided, however, that the Equityholder Representative shall deliver to PDI certifications (in a form reasonably acceptable to PDI) for each Equityholder that is to receive Stock Consideration that such Equityholder is an Accredited Investor as of immediately prior to each issuance of any Stock Consideration to such Equityholder pursuant to the terms and conditions of this Agreement. The Future Payments payable to the Equityholder Representative for the account of the Equityholders shall be payable in accordance with the terms and subject to the conditions of this Agreement and the Merger Agreement (including, without limitation, those conditions set forth in Exhibit A), by wire transfer of immediately available funds to the bank account designated by the Equityholder Representative to the PDI Parties on Exhibit B attached hereto.

(g)    Notice of Milestone Achievement. Within fifteen (15) days after achievement of any of the Milestones that results in a one-time Future Payment, the PDI Parties shall give the Equityholder Representative written notice of such achievement.

(h)    Net Sales Reports. Within forty-five (45) days after the end of each calendar quarter beginning with the calendar quarter ending March 31, 2015 and continuing until Future Payments are no longer payable under this Agreement, the PDI Parties shall, or shall cause the Surviving Corporation to, provide to the Equityholder Representative a report detailing: (i) the Net Sales of each Company Product; (ii) the basis for any deductions from Invoiced Sales to determine Net Sales; (iii) the exchange rates used in calculating any of the foregoing; and (iv) a calculation of the amount of Future Revenue Based Payments due.

(i)    Audit Rights. At the request of the Equityholder Representative, the PDI Parties shall, and shall cause its Affiliates to, permit an independent certified public accountant retained by the Equityholder Representative, during normal business hours and upon reasonable notice, to audit the books and records maintained by the PDI Parties and its Affiliates concerning the calculation of Net Sales. Such audits may not (i) be conducted for any calendar quarter more than two years after the end of such calendar quarter, (ii) be conducted more than once in any 12-month period (unless a previous audit during such 12-month period revealed an underpayment with respect to such period or the PDI Parties or any of their Affiliates) restates or revises such books and records for such 12-month period as they relate to Company Products or Net Sales) or (iii) be repeated for any calendar quarter. Except as provided below, the cost of any audit shall be borne by the Equityholder Representative, unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case the PDI Parties shall bear the cost of the audit. Unless disputed pursuant to Section I(j), if such audit concludes that additional payments were owed or that excess payments were made during such period, then, (i) in the case of underpayments, the PDI Parties shall pay the additional amounts within thirty (30) days after the date on which such audit is completed and the conclusions thereof are notified to the parties or, (ii) in the case of overpayments, the Parties shall set off the excess payment against Future Payments made after such conclusion.

(j)    Disputes. In the event of a dispute over the results of any audit conducted pursuant to Section I(i), the Equityholder Representative and the PDI Parties shall work in good faith to resolve such dispute. If the parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted to an independent accounting firm as may be mutually agreed upon by the parties hereto (the “Arbitrating Accountants”). The decision of the Arbitrating Accountants shall be final and the costs of such arbitration as well as the initial audit shall be borne between the parties in such manner as the Arbitrating Accountants shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, the PDI Parties shall either pay the additional Future Revenue Based Payments or set off the excess payment against Future Payments to be made after such decision, as applicable.

(k)    Confidentiality. The Equityholder Representative shall treat all information subject to review under Section I(i) in accordance with the confidentiality provisions of Section 6.1 of the Merger Agreement and the Equityholder Representative shall cause the independent public accountant retained by the Equityholder Representative pursuant to Section I(i) or the Arbitrating Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement with the Surviving Corporation or its Affiliates that includes an obligation to retain all such information in confidence.

(l)    Additional Purchase Price. The PDI Parties and the Equityholders agree to treat any Future Payment paid or delivered to the Equityholder Representative, on behalf of the Equityholders, as an adjustment to the Merger Consideration under the Merger Agreement for all income tax purposes to the extent permitted by Law.

(m)    Currency. The Future Payments shall be paid in lawful money of the United States of America in immediately available funds to such account as the Equityholder Representative may designate.

(n)    Withholding. The PDI Parties shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code, or any Tax Laws, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Merger Agreement as having been paid to the Equityholders in respect of whom such deduction and withholding was made.

I.Acknowledgements and Agreements of Equityholder Representative. The Equityholder Representative, on behalf of the Equityholders, acknowledges and agrees that (i) the Future Payments are speculative and subject to numerous factors outside the control of the PDI Parties, (ii) there is no assurance that the Equityholders will receive any Future Payments and none of the PDI Parties have promised any Future Payments, and (iii) the parties solely intend the express provisions of this Agreement and the Merger Agreement to govern their contractual relationship.

II.Covenants. (a)    The PDI Parties shall use Commercially Reasonable Efforts to achieve, or cause achievement of, the Milestones; provided that the PDI Parties have no obligation to market and sell any of the Company Products defined in Section I(c)(ii)(4). The PDI Parties shall not take any action or inaction to intentionally circumvent any payment obligations it may have hereunder. “Commercially Reasonable Efforts” means those efforts that a similarly situated company focused on laboratory developed tests in the clinical market, taking into account the resources of the PDI Parties, would reasonably devote to a similar service offering under similar circumstances for an internal program based on conditions then prevailing taking into account all relevant factors including market potential, profit potential, strategic value, efficacy, safety, cost of manufacturing, competitiveness of alternative products in the marketplace, stage of development, technological obsolescence, intellectual property and other proprietary positions changes in regulatory status and Law and changes in reimbursement rates, policies and procedures.

(b)    The PDI Parties commit to continue ongoing research and development expenditures into the Barrett’s Esophagus program based on the Company’s projected research and development expenditures, up to the amount of One Million Dollars ($1,000,000), should this program prove to be a viable commercial opportunity to the PDI Parties.

III.Miscellaneous.

(a)Termination. This Agreement shall be terminated on the earlier of (a) the final and full unconditional payment by the PDI Parties of all Future Payments and other sums owed to the Equityholder Representative hereunder, if any, or (b) the date on which no further Future Payments or any other sums are or may be due hereunder.

(b)Entire Agreement; Amendments and Waivers. This Agreement and the Merger Agreement (including the schedules and exhibits thereto) and the Related Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. No amendment, modification or supplement to this Agreement shall be made without written consent of PDI or Parent, as applicable, and Equityholder Representative.

(c)Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the conflicts of law principles of any jurisdiction.

(e)Notice. Any notice required or permitted under this Agreement shall be given pursuant to the Notices section of the Merger Agreement.

(f)Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party to this Agreement (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that the PDI Parties may assign or delegate any or all of their respective rights or obligations hereunder without the prior written consent of any other party to an Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or other similar transaction with respect to the business to which this Agreement relates, which assignment or delegation shall not relieve the PDI Parties of their obligations under this Agreement.

(g)Counterparts. This Agreement may be executed in one or more counterparts, including execution by facsimile or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(h)Cooperation. During the term of this Agreement, each party will cooperate with and assist the other parties in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

(i)Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be subject to good faith negotiations by the parties for a period of not less than thirty (30) days and following such thirty (30) day period, shall be: (a) subject to Section I(j) to the extent such controversy or claim relates to a dispute governed by such Section; and (b) to the extent such controversy or claim relates to anything other than as provided for in this Section IV(i) shall be resolved in accordance with the terms and provisions for resolution of disputes contained in the Merger Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Contingent Consideration Agreement, as of the day and the year first set forth above.

PDI:

PDI, Inc.

By: /s/ Nancy Lurker
Name: Nancy Lurker
Title:     Chief Executive Officer

PARENT:

INTERPACE DIAGNOSTICS, LLC

By: /s/ Nancy Lurker
Name: Nancy Lurker
Title:     Chief Executive Officer

EQUITYHOLDER REPRESENTATIVE:

REDPATH EQUITYHOLDER
REPRESENTATIVE, LLC

By: /s/ Brian G. Murphy
Name: Brian G. Murphy
Title:     General Partner

[SIGNATURE PAGE TO CONTINGENT CONSIDERATION AGREEMENT]

Exhibit A
Payment Details

All Future Payments consisting of (i) cash shall be delivered by the PDI Parties, as applicable, to the Equityholder Representative to be further distributed by the Equityholder Representative to the Equityholders in the manner set forth on the Future Payment Allocation Schedule to the Merger Agreement, and (ii) shares of PDI Common Stock shall be delivered by PDI to the Equityholders, as directed by the Equityholder Representative, in the manner set forth on the Future Payment Allocation Schedule to the Merger Agreement.

Exhibit B
Bank Wire Information